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                                                                      Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
                  (Amounts in thousands, except per share data)

                                                 12/31/99       12/31/98      12/31/97
                                                -----------------------------------------
Weighted average number of shares outstanding:
    4% Preferred .............................        167            176            186
    6-1/2% Preferred .........................        844            944            981
    Class A ..................................     20,966         23,911         23,742
                                                 ========       ========       ========

BASIC EPS
 Income from continuing operations ...........   $ 29,903(1)    $  3,555(1)    $ 14,089(1)
 Loss from discontinued operations ...........     (2,156)        (1,715)          (257)
                                                 --------       --------       --------
  Net income .................................   $ 27,747       $  1,840       $ 13,832
                                                 ========       ========       ========

Earnings (loss) per Class A share:
Earnings from continuing operations ..........   $   1.42       $    .15       $    .59
Loss from discontinued operations ............       (.10)          (.07)          (.01)
                                                 --------       --------       --------
Earnings (loss) per Class A share ............   $   1.32       $    .08       $    .58
                                                 ========       ========       ========

Shares used in calculation ...................     20,966         23,911         23,742

DILUTED EPS
 Income from continuing operations ...........   $ 30,187       $  3,556(2)    $ 14,182(2)
 Loss from discontinued operations ...........     (2,156)        (1,715)          (257)
                                                 --------       --------       --------
  Net income .................................   $ 28,031       $  1,841       $ 13,925
                                                 ========       ========       ========

Earnings (loss) per Class A share:
 Earnings from continuing operations .........   $   1.24       $    .13       $    .51
 Loss from discontinued operations ...........       (.09)          (.06)          (.01)
                                                 --------       --------       --------
Earnings (loss) per Class A share ............   $   1.15       $    .07          $. 50
                                                 ========       ========       ========

Shares used in calculation ...................     24,331         27,624         27,615

(1) After deduction of preferred stock dividends of $284, $335, and $351, respectively.

(2) Includes decrease in net income of $334 and $258, respectively, due to dilution in equity in earnings of affiliate.